                                         Filed under Rule 424(c) of Regulation C
                                                       SEC File Number 333-40449

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 3, 1997)

                                  $69,000,000

                            THE VANTIVE CORPORATION

                 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2002


     The information in this Prospectus Supplement concerning the Selling Holders supplements the statement set forth under the caption "Selling Holders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

                                SELLING HOLDERS

     The information set forth under the caption "Selling Holders" in the Prospectus is supplemented as follows:



                                                             Number of Shares of Common Stock
                                                      ---------------------------------------------
                             Principal Amount of
                              Notes Owned and
Selling Stockholder(1)         Offered Hereby         Beneficially Owned(1)(2)    Offered Hereby(2)
----------------------       -------------------      ------------------------    -----------------
BancAmerica Robertson            $1,000,000                    23,849                 23,849
Stephens(3)


(1) Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

(2) Assumes a conversion price of $41.93 per share, and a cash payment in lieu of any fractional share interest.

(3) BancAmerica Robertson Stephens acted as an Initial Purchaser in the Original Offering.


     The date of this Prospectus Supplement is February 17, 1998.